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                                                                    Exhibit 5



                                 Waxman USA Inc.
                                24460 Aurora Road
                            Bedford Heights, OH 44146


                                  Barnett Inc.
                         Public Offering of Common Stock


                                                April 15, 1997


William Blair & Company, L.L.C.
Alex. Brown & Sons Incorporated
Donaldson, Lufkin & Jenrette
  Securities Corporation
  As Representatives of the Several
  Underwriters Named in Schedule A
c/o William Blair & Company, L.L.C.
222 West Adams Street
Chicago, Illinois  60606

Ladies and Gentlemen:

                  This letter is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement") by and among Barnett Inc., a Delaware corporation (the "Company"), Waxman USA Inc., a Delaware corporation, Waxman Industries, Inc., a Delaware corporation, and you, as representatives (the "Representatives") of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, $.01 par value (the "Common Stock"), of the Company. Each capitalized term used, but not otherwise defined, herein shall have the meaning ascribed to such term in the Underwriting Agreement.

                  In order to induce the Underwriters to enter into the Underwriting Agreement, the undersigned agrees that he, she or it, as the case may be, will not during the period of 180 days following the date of the Prospectus issued pursuant to this offering, without the prior written consent of William Blair & Company, L.L.C., on behalf of the Representatives, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any shares of Common Stock beneficially owned by such person, or any securities convertible into, or exchangeable for, shares of Common Stock, other than shares of Common Stock disposed of as bona fide gifts; provided, however, that any shares of Common Stock sold, converted, disposed of or otherwise transferred pursuant to this letter shall be subject to the same 180 day restriction set forth in this letter and prior to such transfer the transferor thereof shall deliver to the Representatives the written acknowledgment of the transferee that it has received such shares of Common Stock subject to such restrictions.


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                  If for any reason the Underwriting Agreement shall be
terminated prior to the First Closing Date, the agreement set forth above shall likewise be terminated.

                                        Very truly yours,


                                        WAXMAN USA INC.


                                        By:  /s/ Melvin Waxman
                                              Name:  Melvin Waxman
                                              Title: Chairman of the Board